Exhibit 5.1

OFFICES Wells Fargo Capitol Center Suite 2300 Raleigh, North Carolina 27601	March 21, 2014	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Oxygen Biotherapeutics, Inc.
ONE Copley Parkway
Suite 490
Morrisville, NC 27560

Ladies and Gentlemen:

We have acted as counsel for Oxygen Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (333-187888) filed, April 12, 2013 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which Registration Statement was declared effective by the Commission on April 22, 2013.  Pursuant to (i) the Registration Statement, (ii) the prospectus supplement dated March 18, 2014 (together with the base prospectus contained in the Registration Statement, the “Prospectus”), and (iii) that certain underwriting agreement, dated March 18, 2014 (the “Underwriting Agreement”), by and among Ladenburg Thalmann & Co. Inc. (the “Representative”), as representative of the several underwriters named in Schedule I thereto (each such Underwriter together with the Representative, the “Underwriters”), the Company is issuing 10,678,571 shares of its common stock, par value $0.0001 per share (“Common Stock”), which includes shares of Common Stock subject to the Underwriters’ over-allotment option described in the Registration Statement (the “Shares”).

This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.

We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained herein.  With respect to certain facts we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representations of the Company, without verification or analysis of any underlying data contained therein.

Based upon and subject to the foregoing and in reliance thereon and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Underwriting Agreement and upon either (i) the countersigning of the certificates representing such Shares by a duly authorized signatory of the registrar for the Common Stock, or (ii) the book entry of such Shares by the transfer agent for the Common Stock, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom.  This opinion is limited to the Delaware General Corporation Law and we express no opinion as to the laws of any other jurisdiction.  The opinion expressed herein does not extend to compliance with federal or state securities laws relating to the sale of the Shares.

Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement, including the Prospectus and any amendment or supplement thereto.  Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
   MITCHELL & JERNIGAN, L.L.P.